CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of T. Rowe Price Spectrum Funds II, Inc. of our report dated July 18, 2024, relating to the financial statements and financial highlights, which appear in T. Rowe Price Spectrum Moderate Allocation Fund, T. Rowe Price Spectrum Moderate Growth Allocation Fund, and T. Rowe Price Spectrum Conservative Allocation Fund’s (constituting T. Rowe Price Spectrum Funds II, Inc.) Annual Report on Form N-CSR for the year ended May 31, 2024. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm”, and “Fund Service Providers” in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Baltimore, Maryland
July 25, 2024